Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 11:52 AM 01/11/2008 FILED 11:42 AM 01/11/2008 SRV 080034876 — 2926697 FILE
CERTIFICATE OF AMENDMENT
OF THE SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NORTHWEST BIOTHERAPEUTICS, INC.
Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware
Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
That, by written action of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment. The resolution setting forth the amendment is as follows:
RESOLVED: That Article IV, Section l(a) of the Seventh Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is replaced in its entirety with the following:
ARTICLE IV
(a) The total number of shares of stock of the Corporation shall have the authority to issue is 120,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0,001 per share (the “Common Stock”) and (ii) 20,000,000 shares of preferred stock, par value $0,001 per share (the “Preferred Stock”).
RESOLVED: That Article VI, Section (A) of the Seventh Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is replaced in its entirety with the following:
ARTICLE VI
(A) Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, the number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships a the time any such resolution is presented to the Board for adoption) (the “Whole Board”). The Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, Class I, Class II and Class III, each consisting as nearly as possible of one-third of the Whole Board. All Directors shall hold office until their successors are elected and qualified, or until their earlier death, resignation, disqualification or removal. Class I Directors shall be elected for a term of one year; Class II Directors shall be elected for a term of three years; and Class III Directors shall be elected for a term of three years; and at each annual stockholders’ meeting thereafter, successors to the Directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of Directors shall expire in each year. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office and any other vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall serve for a term equivalent to the remaining unserved portion of the term of such newly elected Director’s predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of capital stock of the Corporation vote to elect Directors at an annual or special meeting of stockholders, the election term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such Directors shall not be divided into classes pursuant to this Section (A) unless expressly provided by such terms.

terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such Directors shall not be divided into classes pursuant to this Section (A) unless expressly provided by such terms.
[Signature Page Follows]

A-2

Executed at Bethesda, Maryland, on January 9, 2008.
NORTHWEST BIOTHERAPEUTICS, INC.

By:	/s/ Anthony P. Deasey Name: Anthony P. Deasey Title: Senior Vice President of Finance, Chief Financial Officer

2